As filed with the Securities and Exchange Commission on September 30, 2010

Registration No. 033-56501

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AmeriCredit Corp.

(Exact name of registrant as specified in its charter)

Texas	75-2291093
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

(Address of Principal Executive Offices and Zip Code)

AmeriCredit Corp. Employee Stock Purchase Plan

(Full Title of the Plan)

J. Michael May

Secretary

AmeriCredit Corp.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 302-7000

(Telephone number, including area code, of agent for service)

With copies to:

L. Steven Leshin

Hunton & Williams LLP

1445 Ross Avenue

Suite 3700

Dallas, Texas 75202

(214) 979-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

AmeriCredit Corp., a Texas corporation (the “Company”), hereby amends its Registration Statement on Form S-8 (File No. 033-56501) initially filed with the Securities and Exchange Commission on November 16, 1994 (the “Registration Statement”) registering 500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) for the AmeriCredit Corp. Employee Stock Purchase Plan, by deregistering all of the Common Stock registered on the Registration Statement that has not been sold or otherwise remains unissued.

On July 21, 2010, the Company, General Motors Holdings LLC (“GM Holdings”), a Delaware limited liability company and a wholly-owned subsidiary of General Motors Company, and Goalie Texas Holdco Inc. (“Merger Sub”), a Texas corporation and a direct wholly-owned subsidiary of GM Holdings, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which on October 1, 2010, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of GM Holdings (the “Merger”). In connection with the Merger, the Company will cease to be a publicly traded company and will terminate all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement.

In accordance with the undertaking contained in Part II, Item 9(A)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to remove from registration all of the Common Stock registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post- Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on September 30, 2010.

AmeriCredit Corp.

By:	/s/ Chris A. Choate
Chris A. Choate
Executive Vice President,
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates included:

Name	Title	Date

* Clifton H. Morris	Director and Chairman of the Board	September 30, 2010

* Daniel E. Berce	President, Chief Executive Officer and Director	September 30, 2010

/s/ Chris A. Choate Chris A. Choate	Executive Vice President, Chief Financial Officer and Treasurer (Chief Accounting Officer)	September 30, 2010

/s/ John. R. Clay John R. Clay	Director	September 30, 2010

Ian M. Cumming	Director	September 30, 2010

/s/ A.R. Dike A.R. Dike	Director	September 30, 2010

* James H. Greer	Director	September 30, 2010

/s/ Douglas K. Higgins Douglas K. Higgins	Director	September 30, 2010

* Kenneth H. Jones, Jr.	Director	September 30, 2010

Robert B. Sturges	Director	September 30, 2010

Justin R. Wheeler	Director	September 30, 2010

*By:	/s/ Chris A. Choate
Chris A. Choate
Attorney-in-fact